Exhibit 10.1

HAND-DELIVERED

Jean-Claude Kunz

Lausanne, June 15th, 2010

Early Retirement

Dear Jean-Claude,

We refer to our recent discussion regarding the additional terms and conditions relating to the ending of your employment with Philip Morris International Management SA (the “Company”). We would like to confirm the terms and conditions relating to your early retirement as follows.

1)	Definitions

In this Agreement the expressions below shall have the following meanings:

(a)	An “Affiliate” of a company means any person, company, group of companies or other entity, which directly or indirectly owns, is owned by, has common owner(s) with, or shares ownership interest in that company.

(b)	The “Tobacco Business” means the manufacturing, sale, marketing and/or distribution of cigarettes or other tobacco products.

2)	Ending of Employment Agreement

As per your decision reflected in our letter dated June 15, 2010, your employment with the Company will end on August 31, 2010 (the “Early Retirement Date”).

As agreed with your supervisor, you will be exempt from any further obligation of physical attendance at the office as from July 1, 2010 (the “Physical Exit Date”) and furthermore you agree to assist the Company, should your help be needed for transition purposes, until August 31, 2010.

Philip Morris International Management S.A.

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3)	Payments by the Company to the Early Retirement Date

Your salary will be paid up to and including the Early Retirement Date, together with

(i)	the pro-rated 13th salary for the period from January 1, 2010 to the Early Retirement Date;

(ii)	any outstanding vacation entitlement, as per Company records provided that you have not exceeded your pro-rated vacation entitlement for the year 2010, in which case the Company will deduct the excess vacation days; and

(iii)	your pro-rated fidelity premium.

4)	Additional Payments by the Company

a)	In recognition of your contribution to the Company, and subject to your countersignature of this Agreement, you will receive a payment in the total gross amount of CHF 1’054’560.- which also includes your agreement to, and compliance with, the non-competition clause under Section 13. This payment will be paid to you in two installments: the first payment in the amount of CHF 527’280.- will be paid by August 31, 2010 together with your last salary, and the second payment in the amount of CHF 527’280.- will be paid by August 31, 2011. These amounts will be paid in consideration and satisfactory completion of your non-compete obligation and subject to the condition that you fully comply with your obligations to the Company under this Agreement.

b)	In addition, and subject to your signature of this Agreement and to your compliance with the terms and conditions of this Agreement, you will receive your pro-rated 2010 incentive Compensation. This IC payment will be made at the end of February 2011 on the basis of the target percentage of an optimal rating at the relevant 2010 IC Company rating and subject to Internal Revenue Code Section 162(m) maximums.

c)	In the event of your death before the payment to you of any amounts referred to above, the Company will pay your widow (or other designated beneficiary) within two months from your death, the balance of the amounts unpaid, subject to your having complied in full with the terms of this Agreement at the date of your death.

5)	Tax, Social security and other payments

The amounts payable pursuant to Sections 3 and 4 of this Agreement will be subject to income tax and employee AVS/AI/AC deductions, if applicable. It shall be your responsibility to make these and any other tax payments in respect of these amounts; should you no longer be residing in Switzerland when such payments are made, the Company will make any applicable tax withholdings from such payments.

Furthermore, any outstanding balance on the Company corporate credit card issued in your name and any other amounts that you may owe the Company as of the Early Retirement Date will be set-off against the sums payable pursuant to Sections 3 and 4 of this Agreement.

6)	Pension fund

Please contact our Pension Fund Administration (Phone 058 242 1365) about your acquired rights.

7)	Tax advice

The Company will pay the fees of KPMG for the preparation of your 2010 and 2011 Swiss tax returns. The fees paid by the Company represent a taxable benefit to you and will be subject to income tax and social security deductions, if applicable.

8)	Company Car

You will have the option to buy your present company car at its current net book value of CHF 11’821.50, exercisable before September 1st, 2010. The current market value being CHF 35’580.—, the difference between the book and the market value represents a taxable benefit for you and will be subject to income tax and social security deductions, if applicable. The transfer will be effective on the Early Retirement Date. Insurance of the car will become your responsibility on the Early Retirement Date. The Company does not require reimbursement of the registration tax paid for 2010, but payment for 2011 and beyond shall be your responsibility. Payment for the car will be deducted from the payment amount which is paid to you on your Early Retirement Date, pursuant to Section 3. No warranties will be given as to the condition of the car, of which you will be deemed to have full knowledge. If you decide not to exercise your option to buy the Company car, it will be your obligation to return it to the Company on or before the Early Retirement Date and in accordance with the terms of the relevant Company car policy.

9)	Equity awards

You will be permitted to exercise all vested stock options issued to you by the Company in accordance with the terms of the relevant plan documents and option agreements. If you have any questions in this regard, please contact Laurence Duc in the PMI Global Processes Department in Lausanne.

Subject to your compliance with the terms and conditions of this Agreement, the previous unvested stock grants and awards made to you will fully vest on your Early Retirement Date.

The accelerated vesting will be performed by UBS Financial Services Inc. (“UBS”) on your Early Retirement Date. The Company will comply with local laws and regulations including wage tax withholding (income and/or social security) and information reporting to the taxing authorities as may be required;

Your wage tax withholding (and any other withholding payroll taxes) will be satisfied by deducting the number of shares equal in value to the amount of the withholding requirements from your stock award; therefore, the number of shares deposited into your UBS account on the vesting date will be net of the shares used to satisfy applicable withholding taxes (rounded up to the nearest whole share);

You understand and agree that these vestings are being made and the valuations will be determined in accordance with the terms established at the sole discretion of the Company.

10)	Health / Accident Insurance

All your benefits will be kept in force until the Early Retirement Date, with the exception of the accident insurance (LAA coverage only), which will cover you for an additional thirty (30) days. After that, you may elect to maintain your participation in the current Medical Plan Collective agreement at your own full expense, for as long as, and to the extent that, it is offered to PMI retirees, or seek alternative private coverage, also at your own full expense.

11)	Confidentiality

You acknowledge that during your employment you were engaged in a position of trust and confidence and you were privy to Confidential Information (as defined below). You acknowledge that it benefits both the Company and its employees for the Company to protect its Confidential Information and to obtain the rights to discoveries, inventions, improvements, innovations and other works developed by its employees. You agree that, unless you are required by subpoena or court order, you will not disclose or cause to be disclosed in any way:

•	any Confidential Information (as defined below); or

•	any documents or information obtained by you relating to or arising out of your employment with the Company or the operations of the Company;

•	any information about business or legal strategies;

•	any information covered by the attorney client privilege or constituting attorney work product; or

•	the terms of this Agreement.

You understand that use or disclosure of Confidential Information would violate this Agreement and applicable law, and would cause immediate and irreparable harm to the Company and its competitive position. You thus acknowledge and agree that the Company is entitled to (and you will be bound by) preliminary and permanent injunctive relief in order to prevent or stop such violations, in addition to damages, costs, and other relief that may be appropriate. If you are required by subpoena or court order to disclose any Confidential Information, you agree to notify the Company (specifically, the Company representative who has signed this Agreement, or his successor) as soon as practicable. This Agreement does not prevent you or the Company from responding truthfully to a lawfully-issued subpoena, court order or other lawful request by any regulatory agency or governmental authority. You must return any Confidential Information in tangible or electronic form in your possession, including any copy by the Early retirement Date at the latest.

For purposes of this Agreement, Confidential Information shall mean any information obtained as a result of your employment by the Company including its current or former employees, current or former customers, or potential customers that belongs to the Company or is private (not publicly known or available), whether or not it is designated that way in writing. Examples of Confidential Information include, but are not limited to: trade secrets; intellectual property; business strategies; litigation strategies; customers or prospective customers; sales, marketing or advertising; business policies; government relations; finances; products, services, or pricing; business development matters; organizational structure; research and development; legal strategies; technology (including methods, systems, techniques, procedures, designs, specifications, formulae, inventions, know-how, hardware and software); data and databases; testing or evaluation procedures; and other information of a similar nature. Confidential Information also includes information you prepared or developed during your employment with the Company, and other information to which you had access. The information can take any form, including written or electronic, and includes all copies of such Confidential Information.

You agree that you shall remain bound to the terms and conditions set forth in any confidentiality agreement in place between you and the Company.

These confidentiality obligations continue to be valid and enforceable after the end of your employment relationship.

12)	Company Property

In addition to your obligation to return Confidential Information by the Early Retirement Date, at the latest, you will also return to the Company by that date all files, documents, tapes, CDs, and copies thereof, and other items belonging to the Company and its Affiliates, including credit cards, telephone cards, keys, access and identification cards, company car if you have not exercised your option to buy it, computers, and, if requested, you will certify that this has been done to the best of your belief. You may, however, keep the mobile telephone provided to you by the Company or its Affiliates, on condition that you pay all future bills and bear all expenses related thereto as of the Early Retirement Date.

13)	Non-Competition

You recognize and agree that you have access to information relating to the Company and its Affiliates, and their respective businesses, including business plans and strategies, which are highly confidential, and that you have been employed by the Company in a special position of trust. You also recognize that the Company is undertaking, pursuant to Section 4 of this Agreement, to make substantial payments to you generally, and specifically in respect of your obligations under this Section. In consideration of the foregoing, you agree that you will not, without the prior written consent of the General Counsel, Philip Morris International Inc., provide any services for a period of one (1) year from the Early Retirement Date, directly or indirectly, whether as an employee, consultant or otherwise, to any person, company, group of companies or other entity (i) engaged in the Tobacco Business, or (ii) which owns directly or indirectly, either individually or jointly with other parties and whether through ownership of voting securities or otherwise, more than 25 % of the equity ownership of any person, company, group of companies or other entity engaged in the Tobacco Business, or (iii) one of the purposes of which is to take positions or actions in opposition to the Tobacco Business.

Your obligations in the preceding paragraph shall apply worldwide, including without limitation with respect to Japan Tobacco Inc., Imperial Tobacco Group plc, British American Tobacco p.l.c., China Tobacco Corporation, and their Affiliates.

You further agree for a period of one (1) year from the Early Retirement Date not to acquire a financial interest or shares in an enterprise engaged in the Tobacco Business or to enter into a partnership with such an enterprise. However, the acquisition of 5% or less of shares in a publicly held corporation will not be deemed a violation of this covenant not to compete.

In case of any violation of this covenant not to compete you agree that the Company will retain, and you will forfeit your right to, the amount of CHF 1’054’560.— provided for in consideration for the non competition obligation, or if already paid, you will return such amount to the Company. Moreover, in case of such a violation, a contractual penalty of CHF 100’000.— shall be due by you to the Company. In addition, the Company reserves the right to seek further damages and/or specific performance of this covenant not to compete.

14)	Future Cooperation

You agree that, consistent with applicable law and to the extent the Company or any of its Affiliates so requests, you will cooperate reasonably and truthfully in connection with any matter, including any legal or business dispute, concerning which you were involved or had knowledge while employed by the Company and its Affiliates, including, but not limited to, any inquiry, proceeding, hearing, or investigation by or before any administrative, executive, judicial or legislative body or agency, or within the Company and its Affiliates. You agree to make yourself available if and when reasonably required by the Company, its Affiliates or relevant counsel, taking into account your schedule. The Company will reimburse you for all reasonable travel and other out-of-pocket expenses incurred by you in connection with your compliance with this obligation.

You agree that, to the extent consistent with applicable law, you will not aid, assist, or participate in any legal action or proceeding filed by third parties against the Company, its Affiliates, or against any of its and their current or former officers, directors, employees, employee benefit plans or pension funds.

Nothing in this section shall prohibit you from responding truthfully to a lawfully-issued subpoena, court order, or other lawful request by any regulatory agency or governmental authority.

15)	Affiliate Directorships

You agree to resign as a Director or Manager of all Affiliates of the Company of which you are a director or a manager on or before the Early Retirement Date, by signing the resignation letter(s) that the Company shall submit to you.

16)	Agreement and Release

By countersigning this Agreement and in consideration of the payments to be made by the Company to you or for your benefit:

(i)	you hereby confirm that you accept and agree to all of the terms and conditions set forth in this Agreement;

(ii)	you hereby acknowledge and agree that all overtime work you might have performed, if any, has been compensated in full;

(iii)	you hereby agree that this Agreement sets out all the terms and conditions relating to the ending of your employment with the Company, and supersedes all discussions and understandings, if any, oral or written;

(iv)	if any provision of this Agreement is held by a court of competent jurisdiction to be overbroad, unreasonable or unenforceable, such provision shall be given effect by the court to the maximum extent possible by narrowing or not enforcing that aspect of the provision found overbroad, unreasonable or unenforceable, without affecting the validity or enforceability of the remainder of this Agreement; and

(v)	you also acknowledge that this Agreement provides consideration to you which you are not entitled to receive under usual Company policy or under any other agreement. In exchange for receiving this additional consideration, you agree, on behalf of yourself, your heirs, personal representatives, executors, administrators, successors and assigns, to forever release and discharge the Company, its Affiliates, and its and their respective successors, predecessors, divisions, assigns, assets, employee benefit plans or funds, pension funds, and any of its or their respective past, present and/or future representatives, shareholders, directors, officers, fiduciaries, agents, trustees, administrators, and employees (collectively referred to as the “Releasees”), from any and all claims, demands, damages, remedies, contracts (express or implied) and causes of action of any kind or nature whatsoever, whether known or unknown, which you had, now have or in the future may or could have against the Releasees, or any of them, by reason of any matter, act, omission or event that occurred, or is alleged to have occurred, up to the date of this Agreement, including, but not limited to, any and all claims in connection with your employment with the Company (or with any other Releasee) and/or the end of said employment.

You represent that you have not, and agree that, to the extent permitted by law, you will not, bring or cause to be brought any charges, claims, demands, or actions in any forum against the Company or any other Releasee arising from any matter, act, omission or event that occurred or is alleged to have occurred, up to the date of this Agreement, including, but not limited to, any charge or claim in connection with your employment and/or the end of said employment, except for any claim related to settlement of any outstanding expenses pursuant to the Company’s Expense Account Policy and the payments to be made pursuant to Sections 3 and 4 above.

This waiver and release includes all claims of any kind which you now have, had, or may hereafter claim to have had against the Company and its Affiliates, and their current and former officers,

directors, employees, employee benefit plans or pension funds, by reason of any matter, act, omission, or event that has occurred or is alleged to have occurred up to the date of this Agreement, except for claims that cannot be waived or released under Swiss law.

17)	Non-binding Offer

This offer of Early Retirement is non-binding and made without prejudice. It will be null and void if not accepted by August 2, 2010. Such acceptance shall be evidenced by initialing each page and signing this Agreement.

18.	Governing law and Jurisdiction

Any issues relating to or arising out of this Agreement shall be governed exclusively by the laws of Switzerland without regard to its conflict of law provisions and shall be subject to the exclusive jurisdiction of the competent courts of the Canton de Vaud, Switzerland. However, each party is hereby expressly authorized and entitled to initiate judicial action seeking preliminary or permanent injunctive relief with respect to the obligations set forth under confidentiality and non-compete provisions of this Agreement, before any other court of competent jurisdiction.

Yours faithfully,

PHILIP MORRIS INTERNATIONAL MANAGEMENT S.A.

/s/ Daniele Regorda	/s/ Andre Calantzopoulos
Daniele Regorda	Andre Calantzopoulos
Senior Vice President Human Resources	Chief Operating Officer

I agree to the above terms:

Name:	/s/ Jean-Claude Kunz
Jean-Claude Kunz

Date: July 10, 2010

BY HAND

Jean-Claude Kunz

Lausanne, June 15, 2010

Dear Jean-Claude,

This is to confirm that we have taken good note of your decision to retire from Philip Morris International Management SA (“the Company”). Thus, we accept that your employment agreement will end on August 31,2010.

Yours faithfully,

PHILIP MORRIS INTERNATIONAL MANAGEMENT SA

/s/ Daniele Regorda	/s/ Andre Calantzopoulos
Daniele Regorda	Andre Calantzopoulos
Senior Vice President Human Resources	Chief Operating Officer

Received:

Name:	/s/ Jean-Claude Kunz
Jean-Claude Kunz

Date: July 5, 2010

Philip Morris International Management S.A.

AVENUE DE RHODANIE 50   •   1007 LAUSANNE    •   SWITZERLAND    •   TELEPHONE: +41 58 242 00 00    •   TELEFAX: +41 58 242 01 01

www.philipmorrisinternational.com